            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 29, 2006, relating to the financial statements and financial highlights which appear in the October 31, 2006 Annual Reports to Shareholders of the three funds constituting AIM Special Opportunities Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers", and "Persons to Whom AIM Provides Non-Public Portfolio Holdings on an Ongoing Basis" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP


Houston, Texas
February 23, 2007